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                              SETTLEMENT AGREEMENT
                              --------------------

     THIS SETTLEMENT AGREEMENT is made as of the 9th day of March, 1994, between Mountain Coal Company and Atlantic Richfield Company ("Plaintiffs") and Nevada Power Company ("Defendant").


                                    RECITALS
                                    --------

     1. The parties are engaged in litigation before the United States District Court for the District of Utah (Civil No. 92-C-522-S) concerning three coal supply agreements (the "1980 Agreement, "the "1982 Agreement," and the "1985 Agreement") and one agreement for loading services ("Loading Agreement") (the "Utah Action");

     2. The parties have agreed to compromise and settle their pending disputes upon the terms set out below.

     NOW, THEREFORE, Plaintiffs and Defendant agree in compromise and settlement of their claims as follows:

     1. Defendant shall pay Plaintiff ARCO $25,000,000 for coal not sold under the 1985 Agreement from December 31, 1992, through the expiration of the term of the 1985 Agreement, and for loading services not performed under the Loading Agreement, according to the terms of a promissory note annexed hereto as Exhibit A, which note shall be executed by Defendant concurrently with execution by Defendant of this Settlement Agreement.

     2. Defendant shall pay Plaintiff ARCO $310,552 in satisfaction of certain price adjustments for past deliveries under the 1985 Agreement, made over the period 1987-1991, which sum is included in the annexed Promissory Note.

     3. The parties shall cause their legal counsel to do the following(except as may be required to preserve the pricing approach approved by the court in Civil No. 92-C-522-S as contained in paragraph 9 of its July 30, 1993, Order) within ten (10) days of the date of this Agreement:

               a. Defendant shall dismiss with prejudice its appeal pending before the United States Court of Appeals for the Tenth Circuit, Case No. 93-4165;

               b. Defendant shall dismiss with prejudice all claims pending against Plaintiffs in the Utah Action;

               c. Plaintiffs shall dismiss with prejudice all claims pending by Plaintiffs against Defendant in the Utah Action;

               d.   All parties shall dismiss the Utah action.

     4.        The parties  specifically exclude  from this Settlement Agreement
               the  retroactive   adjustment  amounts   on  the  1980  and  1982
               Agreements as detailed in ARCO's letter of January 6, 1994, which
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               amounts are  subject to  ongoing audit  and possible  adjustment.
               The parties further understand that performance under these Agreements is ongoing and that NPC has not completed its audits for deliveries under these agreements for the years 1991 to date. These audits will be completed in the ordinary course, using West Elk actual costs as approved by the Court in Civil No. 92-C-522-S in paragraph 9 of its July 30, 1993, Order.

     5. The parties acknowledge and agree that the 1985 Agreement and Loading Agreement are at an end as of midnight, December 31, 1992. The parties confirm and agree that the 1980 and 1982 Agreements are in full force and effect and that, apart from price adjustments, including without limitation any applicable retroactive adjustments as may be required thereunder: (1) no party has any claim against the other under either the 1980 or 1982 Agreements, (2) no party is in default thereunder as of the date hereof, and (3) except for possible retroactive adjustments as described in paragraph 4 above, each party hereby releases any and all claims, known or unknown, which each may have against the other party based upon any action or inaction occurring prior to the date of this Agreement arising out of or in consequence of any of the three Coal Supply agreements or the Loading Services Agreement.

     6. Each party shall bear its own costs and attorneys' fees for or in connection with this litigation.

     7. This Settlement Agreement contains the entire agreement between the parties respecting settlement of the disputes between them and there exists no other covenant, representation or agreement respecting the subject matter hereof between the parties.

NEVADA POWER COMPANY                         MOUNTAIN COAL COMPANY

By:  David G. Barneby                        By:  Anthony G. Fernandes
     An Authorized Representative                 An Authorized Representative

Title:    Vice President - Power Delivery    Title:    Chairman

Dated:    March 11, 1994                     Dated:    March 9, 1994

                                             ATLANTIC RICHFIELD COMPANY

                                             By:  Anthony G. Fernandes
                                                  An Authorized Representative

                                             Title:    Senior Vice President

                                             Dated:    March 9, 1994









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                                   EXHIBIT A

                                PROMISSORY NOTE

     Pursuant to a Settlement Agreement of even date herewith, Nevada Power Company, a Nevada corporation ("Nevada Power"), for value received, hereby promised to pay to the order of ATLANTIC RICHFIELD COMPANY, a Delaware corporation ("ARCO"), or ARCO's assigns, the sum of Twenty-five Million three Hundred Ten Thousand, Five Hundred Fifty-two Dollars ($25,310,552.00) in immediately available funds on or before June 11, 1994, at 555 Seventeenth Street, Suite 2100, Denver, Colorado 80202.

     Payment shall be made without interest if made on or before the close of business on the thirtieth day after execution of the Settlement Agreement by Plaintiffs. If payment is made after the thirtieth day, interest shall be paid at a rate of ten percent (10%) annually ($6,934.40 per day), calculated from April 13, 1994.

     If unpaid, in whole or in part, on June 11, 1994, Nevada Power agrees to confess judgment in any court of competent jurisdiction which ARCO may choose, in favor of ARCO and against Nevada Power with interest accruing on said sum as from April 13, 1994, at the rate of Ten Percent (10%) per annum. Nevada Power hereby consents to jurisdiction and venue in any such court.

     Nevada Power hereby waives presentment for payment, demand, notice of dishonor and protest of this promissory note.

     This instrument shall be governed in all respects by the law of the State of Utah.

     Any expense incurred by ARCO in the collection of this note by suit or otherwise, including, but not limited to, attorneys' fees and court costs, shall be borne by Nevada Power.

                                        NEVADA POWER COMPANY

                                        By:  David G. Barneby
                                             An Authorized Representative

                                        Dated:    March 9, 1994
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